CURATIVE HEALTH SERVICES, INC.
                             Corporate Headquarters
                                150 Motor Parkway
                               Hauppauge, NY 11788


                                 April 29, 2003



To Holders of the Common Stock of
CURATIVE HEALTH SERVICES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         The 2003 Annual Meeting of Shareholders of Curative Health Services, Inc. will be held on Wednesday, May 28, 2003 at 10:00 a.m., New York time, at the Company's corporate offices located at 150 Motor Parkway, Hauppauge, New York 11788, for the following purposes:

         (1) To nominate and elect seven (7) directors for terms expiring at the 2004 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

         (2) To ratify the appointment of Ernst & Young LLP as the Company's independent auditors; and

         (3) To transact such other business as may properly come before the meeting.

         It is important that your stock be represented at the meeting regardless of the number of shares that you hold. Whether or not you plan to attend the meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the accompanying postage-paid envelope.

                                           By Order of the Board of Directors

                                           /S/ Nancy F. Lanis

                                           Nancy F. Lanis
                                           Secretary

                          CURATIVE HEALTH SERVICES INC.

                                 PROXY STATEMENT


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Curative Health Services, Inc. (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held Wednesday, May 28, 2003 at 10:00 a.m., New York time, at the Company's corporate offices located at 150 Motor Parkway, Hauppauge, New York 11788, and any adjournment thereof, for the purposes set forth in the Notice of Meeting. The shares represented by proxies in the form solicited will be voted in the manner indicated by a shareholder. In the absence of instructions, the proxies will be voted for the election of the nominees named in this Proxy Statement and for the ratification of the appointment of the Company's independent auditors, and in accordance with the judgment of the persons named in the proxy as to any other matters that properly come before the Meeting.

         The mailing address of the executive office of the Company is 150 Motor Parkway, Hauppauge, New York 11788. This Proxy Statement and the enclosed proxy are being furnished to shareholders of the Company on or about April 29, 2003.

         Returning your completed proxy will not prevent you from voting in person at the Meeting should you be present and wish to do so. You may revoke your proxy any time before the exercise thereof by written notice to the Secretary of the Company, by the return of a new proxy to the Company, or by voting in person at the Meeting. Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters.

         Shareholders of record at the close of business on April 2, 2003 are entitled to notice of and to vote at the Meeting. The issued and outstanding capital stock of the Company entitled to vote as of April 2, 2003 consisted of 12,411,444 shares of common stock, $.01 par value per share (the "Common Stock"). Each issued and outstanding share of Common Stock is entitled to one vote.

         A copy of the Company's Annual Report for the year ended December 31, 2002 is being furnished to each shareholder with this Proxy Statement.

                                   PROPOSAL #1
                              ELECTION OF DIRECTORS

         Section 3.02 of the Company's bylaws provides that the number of members of the Board of Directors shall be six or such other number as shall be determined from time to time by resolution of the Board of Directors or the shareholders. The Board of Directors has by resolution set the number of directors at seven.

         The Company's bylaws provide that nominations of persons for election as directors are to be made at a meeting of shareholders called for that purpose, whether at the direction of the Board of Directors or by a shareholder as provided in the bylaws. Seven directors are to be elected at the Meeting, each to hold office until the next Annual Meeting of Shareholders and until his successor is elected and qualified. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and eligible to vote at the Meeting is required to elect a nominee as director. The persons named in the accompanying proxy will vote for the election of the nominees described herein, unless authority to vote is withheld. The Board of Directors has been informed that each of the nominees has consented to being named as a nominee and is willing to serve as a director if elected; however, if any nominee should decline or become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

         The following table lists the persons to be nominated for election as directors and their offices in the Company, if any:

Name                          Position
----------------------------  ---------------------------------


Joseph L. Feshbach             Chairman of the Board and Chief Executive Officer
Paul S. Auerbach, MD           Director
Daniel E. Berce                Director
Lawrence P. English            Director
Timothy I. Maudlin             Director
Gerard Moufflet                Director
John C. Prior                  Director, President-Specialty Healthcare Services

         Set forth below is certain information about each nominee for director of the Company, including each such person's name, age and principal occupations for the last five years.

         Joseph L. Feshbach, 49, is serving as Chairman of the Board and as Chief Executive Officer. Since February 2000, Mr. Feshbach has served as a director of the Company and in November 2000 he was named Chairman of the Board. In March 2001, Mr. Feshbach was named Executive Chairman. In March 2002, Mr. Feshbach was elected Interim Chief Executive Officer, and in July 2002 he was named Chief Executive Officer. From December 1998 until March 2002, Mr. Feshbach was a private investor. From 1983 to 1998, Mr. Feshbach was a cofounder and General Partner of Feshbach Brothers, a money management and brokerage firm. Mr. Feshbach is a director of QuadraMed Corporation, a publicly traded healthcare information technology company.

         Paul S. Auerbach, M.D., M.S., 52, has been a director of the Company since February 2000. Since October 1999, Dr. Auerbach has served as a Venture Partner with Delphi Ventures, a venture capital firm. From 1997 until 1999, Dr. Auerbach served as Chief Operating Officer of MedAmerica, a private company, and from 1995 to 1996 as Chief Operating Officer of Sterling Healthcare Group, a publicly traded company. Prior to that, Dr. Auerbach was Professor and Chief of Emergency Medicine at Stanford University Medical Center and, prior to that, held the same positions at Vanderbilt University Medical Center.

         Daniel E. Berce, 49, has been a director of the Company since February 2000. Since November 1996, Mr. Berce has served as Vice Chairman and Chief Financial Officer and a director of AmeriCredit Corp., a publicly traded finance company. From November 1994 until November 1996, Mr. Berce served as Executive Vice President, Chief Financial Officer and Treasurer of AmeriCredit Corp. and from May 1990 until November 1994, he served as Vice President, Chief Financial Officer and Treasurer of the Company. Prior to joining AmeriCredit, he was a partner with Coopers & Lybrand for four years and was with such firm for fourteen years. Mr. Berce is a certified public accountant. Mr. Berce is a director of AZZ Incorporated, a publicly held company that manufactures specialty electronic equipment and provides galvanizing services to the steel fabrication industry.

         Lawrence P. English, 62, has been a director of the Company since May 2000. Since June 2000, Mr. English has been the Chief Executive Officer and a director of QuadraMed Corporation, a publicly traded healthcare information technology company. In January 2001, Mr. English was appointed Chairman of the Board of QuadraMed. From January 1999 to April 2000, Mr. English was an independent business consultant to venture capital firms. From 1996 to 1999, Mr. English served as Founder, Chairman and Chief Executive Officer of Aesthetics Medical Management, Inc., a physician practice management company. From 1992 to 1996, Mr. English was President of CIGNA HealthCare, one of the nation's largest health maintenance organizations. Prior to 1992, Mr. English held numerous senior level positions at CIGNA.

         Timothy I. Maudlin, 52, has been a director of the Company since 1984, and served as Secretary of the Company from November 1984 to December 1990. Mr. Maudlin served as President of the Company from October 1985 through December 1986. Mr. Maudlin has been the Managing General Partner of Medical Innovation Partners, a venture capital firm, since 1988 and since 1982 he has been an officer of the affiliated management company of Medical Innovation Partners. Mr. Maudlin is a certified public accountant and also serves as a principal of Venturi Group LLC.

         Gerard Moufflet, 59, has been a director of the Company since November 1989. Mr. Moufflet is the Chief Executive Officer and founder of Acceleration International Corp., a private equity firm focused on healthcare investments in Europe and the United States. From 1989 to December 2001, Mr. Moufflet served as Managing Director of Advent International Corporation, a venture capital firm. Prior to joining Advent, Mr. Moufflet served as Corporate Vice President in charge of various Baxter International European operations and spent 17 years in marketing, financial and general management positions with that company's European businesses. Mr. Moufflet is a director of Serologicals Corporation, a publicly traded company and global provider of biological products and enabling technologies.

         John C. Prior, 49, has been a director of the Company since May 2001. He is currently President of the Specialty Healthcare Services unit of the Company. From March 2001 through September 2001 Mr. Prior served as the President and Interim Chief Executive Officer of the Company. From August 1995 through March 2001, Mr. Prior was the Chief Financial Officer. From 1987 through March 2001, Mr. Prior held various other positions with the Company, including Controller, Secretary, Vice President of Finance, Senior Vice President of Finance and Executive Vice President. From 1979 to 1987, Mr. Prior held a variety of positions in the Health Care Auditing/Consulting Group of KPMG Peat Marwick and was promoted to Senior Manager in 1984.

Corporate Governance and Committees of the Board of Directors

         Corporate governance encompasses the internal policies and practices by which the Company is operated and controlled on behalf of its shareholders. Corporate governance at the Company is designed to drive superior performance by making the most effective use of the collective skills and experience of directors. The Company believes that a good system of corporate governance enables it to maintain the confidence of investors and is a source of competitive advantage.

         The Board of Directors is responsible for the control and direction of the Company. The role of the Board of Directors is to effectively govern the affairs of the Company for the benefit of its shareholders and, to the extent appropriate under Minnesota law, other constituencies, such as the Company's employees, customers, suppliers and the communities in which it does business. The Board strives to ensure success and continuity of the Company's business through the election of qualified management. It is also responsible for ensuring that the Company's activities are conducted in a responsible and ethical manner.

         The Board of Directors currently consists of seven directors, five of whom are independent, non-employee directors. All of the Company's directors stand for re-election every year. At each regularly scheduled Board meeting, the non-employee directors meet in executive session without any members of management present.

         The Board of Directors has five standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Governance Committee and a Regulatory and Compliance Committee. Each of these committees operates under a written charter adopted by the Board of Directors. Under their respective charters, each of the Audit Committee, the Compensation Committee, the Governance Committee and the Regulatory and Compliance Committee is authorized to retain and consult with external advisors, consultants and counsel as needed to fulfill its responsibilities. Each of these committees maintains written minutes of its meetings and regularly reports to the Board regarding its determinations and recommendations on matters within the scope of its duties and responsibilities.

         Executive Committee. The members of the Executive Committee are Messrs. English (as Chairman beginning in August 2002), and Feshbach (as Chairman until August 2002), Moufflet and Berce. The Executive Committee advises the Board regarding strategic, operational and legal matters, as appropriate from time to time. The Executive Committee may also exercise the authority of the Board between Board meetings when (i) the Chairman of the Board determines that it is not practical to defer action until a special or regular meeting of the Board, or (ii) the Board specifically has authorized the action being taken, or (iii) the matter being acted upon is administrative in nature, is not otherwise the responsibility of another standing committee of the Board and does not merit attention by the full Board. In 2002, the Executive Committee met five times.

         Audit Committee. The members of the Audit Committee are Messrs. Berce (as Chairman), English and Maudlin, each of whom is an "independent director" as defined in Rule 4200(a)(14) of the NASDAQ Marketplace Rules. A copy of the charter of the Audit Committee, as amended in 2002, is attached as Appendix A to this proxy statement. The Audit Committee assists the Board of Directors in the oversight of the integrity of the Company's financial statements; the Company's compliance with financial reporting and other legal and regulatory reporting requirements; the independence, qualifications and performance of the Company's internal and external auditors; and the adequacy of the Company's internal controls. In performing these functions, the Audit Committee meets periodically with management and the independent auditors (including sessions without management present). In addition, as provided in its charter, the Audit Committee selects and engages the independent auditors for the Company, and approves in advance any engagement of the independent auditors to provide audit or non-audit services to the Company. In 2002, the Audit Committee met seven times.

         Compensation Committee. In 2002, the members of the Compensation Committee (formerly known as the Compensation and Stock Option Committee) consisted of Messrs. English (as Chairman until June 2002), Berce (as Chairman beginning in June 2002), Maudlin and Auerbach (beginning in June 2002). Mr. English resigned from the Committee in June 2002. All the members of the Compensation Committee, are "outside directors" (as defined with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended), and are "non-employee directors" (as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended). The Compensation Committee has oversight responsibility for director and executive compensation, benefits and perquisites policies and strategies of the Company; reviews and determines all forms of compensation to be provided to the executive officers of the Company, including equity compensation, benefits and perquisites; recommends to the Board of Directors forms of compensation to be provided to the directors of the Company; reviews and provides general guidance with respect to the bonus and equity compensation of employees; and makes all determinations regarding the administration of the Company's equity compensation plans and awards. In 2002, the Compensation Committee met nine times.

         Governance Committee. The members of the Governance Committee are Messrs. Maudlin (as Chairman), Auerbach and Moufflet. All the members of the Governance Committee are non-employee directors. The Governance Committee identifies and recommends nominees for the Board and for committees of the Board; oversees succession planning for the Company's Chief Executive Officer; and develops, recommends to the Board and oversees corporate governance principles applicable to the Company. The Governance Committee will consider nominees for director recommended by shareholders. In order to have nominees considered, shareholders must provide the Governance Committee with written notice of such proposal not later than 60 days following the end of the fiscal year to which the next annual meeting of shareholders relates. The Governance Committee is under no obligation to accept a nominee proposed by a shareholder. All nominations ultimately made by the Governance Committee are in such committee's sole discretion. In the alternative, a shareholder may nominate persons for election as directors by following the procedures set forth in the Company's bylaws. In 2002, the Governance Committee met one time.

         The Governance Committee was established in September 2002. Prior to that time the Company had a Nominating Committee consisting of Messrs. Prior (as Chairman until May) and Feshbach (until May), and Messrs. English, Maudlin and Berce (each beginning in May). The purpose of the Nominating Committee was to identify and recommend to the Board nominees for election to the Board of Directors of the Company. The Nominating Committee was terminated in September 2002 upon the creation of the Governance Committee. In 2002, the Nominating Committee did not meet.

         Regulatory and Compliance Committee. The members of the Regulatory and Compliance Committee are Dr. Auerbach (as Chairman) and Mr. Feshbach. The Committee reviews and oversees the compliance by the Company, and its agents and employees, with applicable legal requirements relating to providers and suppliers of healthcare services and products, the Company's Code of Business Conduct and compliance program, and any applicable corporate integrity agreement entered into or binding on the Company. In 2002, the Regulatory and Compliance Committee met five times.

         During 2002, the Board of Directors met thirteen times. Each incumbent director attended at least 75% of all meetings of the Board and applicable committees held during 2002. The Board and the committees also act from time to time by written action.

Compensation of Directors

         In 2002, each non-employee director was paid an annual retainer of $12,000, $1,000 for each Board meeting attended in person or $350 for each Board meeting participated in by means of conference telephone. Each non-employee director also received an annual retainer of $1,500 for each committee on which he served, and the chairman of each committee received an additional annual retainer fee of $3,000. Non-employee directors also received a fee of $500 for each committee meeting attended, except for meetings held on the same date as a Board meeting.

         In December 2002, based in part on an analysis by an independent consulting firm of the Company's outside director compensation, the Board approved a change in compensation for non-employee directors. Beginning in 2003, each non-employee director will be paid an annual retainer of $15,000, and will receive the following meeting fees: $1,500 for each Board meeting attended in person; $1,000 for each Board meeting participated in by means of conference telephone; $1,500 for each Audit Committee meeting attended in person (other than an Audit Committee meeting held on the same date as a Board meeting); $1,000 for each Audit Committee meeting held on the same date as a Board meeting or participated in by means of conference telephone; $1,250 for each non-Audit Committee meeting attended in person (other than a non-Audit Committee meeting held on the same date as a Board meeting); and $750 for each non-Audit Committee meeting held on the same date as a Board meeting or participated in by means of conference telephone. The chairman of the Audit Committee will also receive an additional annual retainer fee of $4,000 and the chairman of each non-Audit Committee will receive an additional annual retainer fee of $3,000.

         In 1993, the Company established a Director Share Purchase Program (the "Program") to encourage ownership of its Common Stock by its directors. Under the program, each non-employee director can elect to forego receipt of annual retainer and meeting fees in cash and, in lieu thereof, receive shares of Common Stock having a market value at the date of issuance equal to the cash payment.

         In 1995, the Company established a Non-Employee Director Stock Option Plan (the "Director Plan"). The purpose of the Plan is to promote the success of the Company by attracting and retaining non-employee directors by supplementing their cash compensation and providing a means for such directors to increase their holdings of Common Stock. The Company believes it is important that the interest of the directors be aligned with those of its shareholders and that the Director Plan strengthens that link. The Director Plan provides for an automatic initial grant of options to purchase 15,000 shares of Common Stock, at market value on date of grant, to a non-employee director upon his or her initial election as a member of the Board. The Director Plan also provides for the automatic grant of an option to purchase 15,000 shares of Common Stock, at market value on the date of grant, each time a non-employee director is re-elected as a member of the Board. Further, the Director Plan provided for the automatic one time grant of an option to purchase 45,000 shares of Common Stock, at market value on date of grant, upon a non-employee director's election as a member of the Board at the 2002 Annual Meeting of Shareholders. Upon their election to the Board in May 2002, the non-employee members of the Board of Directors were each granted options to purchase 45,000 shares of Common Stock at $13.16 per share, vesting immediately as to one-third of such shares, vesting after one year as to another third of such shares, and vesting after two years with respect to the final third of such shares, subject to certain conditions. The Director Plan also provides that for all directors who are granted the one time option to purchase 45,000 shares as described above, there shall be no grants under the Director Plan in connection with the Company's 2003 and 2004 Annual Meetings of Shareholders.

         Prior to his employment by the Company in March 2002 as Interim Chief Executive Officer, Mr. Feshbach was paid a monthly retainer as Executive Chairman of the Board of $20,000 per month. In March 2002, in consideration for extra services performed as directors, Mr. English and Mr. Maudlin were awarded options for 10,000 and 7,500 shares, respectively, with an exercise price of $9.69 per share and, subject to certain conditions, vesting as to one-third of the shares after one year and thereafter in equal installments at the end of the next eight successive three-month periods.

Compensation Committee Interlocks and Insider Participation

         The members of the Compensation Committee during 2002 consisted of Messrs. English (until June 2002), Auerbach (beginning in June 2002), Berce and Maudlin. Mr. Maudlin served as President of the Company from October 1985 through December 1986. In December 2001, the Company loaned Mr. Maudlin $133,683. In January 2002, the Company loaned Dr. Auerbach $77,495. Each of the loans represented 80% of the aggregate exercise price payable to the Company by the directors in connection with an exercise of certain Company stock options. See "Certain Transactions" for more information about these loans.

         Mr. English, who served as a member of the Compensation Committee through June 2002, is the Chairman and Chief Executive Officer of QuadraMed Corporation. Mr. Feshbach, the Chairman of the Board and Chief Executive Officer of the Company, is a director of QuadraMed Corporation.

                               EXECUTIVE OFFICERS

         Set forth below is certain information about each current executive officer of the Company who is not a director of the Company, including name, age and principal occupations during the past five years. All of the executive officers of the Company are elected by the Board of Directors to serve until the next Annual Meeting of the Board of Directors or until their successors are elected and qualified.

         William C. Tella, 45, has served as President of the Specialty Pharmacy Services unit of the Company since March 2002. From June 1999 to March 2002, he served as Senior Vice President of Business Development. From December 1995 to June 1999, Mr. Tella served as Vice President of Corporate Development and Communications. From October 1993 to 1995, he served as Vice President of Sales and Marketing. Mr. Tella held the position of Director of Marketing from November 1987 to 1993. Prior to joining the Company, Mr. Tella spent three years at Pharmacia Deltec, Inc. ("PDI"), a medical device company as a senior level Marketing Development Director, responsible for product development in home infusion technology.

         Nancy F. Lanis, 46, has served as Executive Vice President, General Counsel and Secretary since March 2003. She served as Senior Vice President and General Counsel from June 2001 to March 2003, and has served as Corporate Secretary since September 2001. From March 2000 to June 2001, Ms. Lanis was Of Counsel at Ruskin, Moscou, Evans & Faltischek, P.C. in the Corporate and Health Law Practice Groups. From September 1991 to March 2000, Ms. Lanis held a number of positions with the Health Services Division (subsequently known as Gentiva Health Services, Inc., and a portion of which has since been acquired by Accredo Health, Incorporated) of Olsten Corporation, ultimately serving as its Vice President and General Counsel for Infusion and Biotech at the time of her departure. Ms. Lanis was Corporate Counsel at W.R. Grace & Co. from 1985 to September 1991, and was associated with the firm of Cole & Deitz (now known as Winston & Strawn) from 1983 to 1985.

         Thomas Axmacher, 44, has served as Executive Vice President of Finance and Chief Financial Officer since March 2003. From April 2002 to March 2003, he served as Senior Vice President of Finance and Chief Financial Officer. From March 2001 to April 2002, he served as Vice President of Finance and Chief Financial Officer. From August 1997 to March 2001, Mr. Axmacher served as Vice President and Controller. From March 1991 to August 1997, he served as Controller of the Company. Prior to joining the Company, Mr. Axmacher spent six years at Tempo Instrument Group, an electronics manufacturer where he served as Vice President and Controller.

         Michelle LeDell, 44, has served as Senior Vice President of Human Resources since March 2003. From January 2002 to March 2003, she served as Vice President of Human Resources. From March 1996 to January 2002, Ms. LeDell served as Senior Director of Human Resources at Express Scripts, a pharmacy benefit management company. From October 1995 to March 1996, Ms. LeDell worked at Dain Bosworth, an investment banking firm, where she served as Manager of Human Resources. From 1984 to 1995, Ms. LeDell worked at the Prudential companies, an insurance organization, with eight of those years being spent in human resources. From 1982 to 1984, Ms. LeDell was a financial analyst with Dun and Bradstreet, a credit rating services company.

         Alan D. Jackson, 41, has served as Senior Vice President and Chief Information Officer/Security Officer since March 2003. He served as Vice President and Chief Information/Security Officer from January 2001 to March 2003. From June 1996 to December 2000, Mr. Jackson served as Vice President of

Information Services. Prior to joining the Company, Mr. Jackson spent seven years at Island Peer Review Organization (known as "IPRO"), the New York based medical peer review organization. In his role as Director of Information Services, Mr. Jackson was responsible for the development, implementation and support for the company's information technology infrastructure.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table summarizes the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by (i) each person who served as the Chief Executive Officer of the Company at any time during 2002,
(ii) the four executive officers of the Company (other than its chief executive officer) most highly compensated in salary and bonus for 2002 who were also serving as executive officers of the Company on December 31, 2002, and (iii) the most highly compensated person in salary and bonus for 2002 who served as an executive officer of the Company during 2002 but was not serving as an executive officer on December 31, 2002 (the "named executive officers").

                                                       Annual Compensation            Long Term Compensation
                                               ------------------------------------- -------------------------
                                                                          Other       Restricted   Securities    All
                                                  Salary        Bonus     Annual      Stock        Underlying    Other
 Name and Principal Position                                              Comp.       Awards       Options       Comp.
 (as of December 31, 2002)              Year       ($)         ($)(1)     ($)(2)      ($)(3)        (#)          ($)(4)
------------------------------------- -------- -----------  ----------- ------------ ----------- -------------------------

Joseph Feshbach(5)                     2002       313,385      333,333           --           0       350,000         969
Chief Executive Officer

Gary Blackford(6)                      2002       114,423            0           --           0             0           0
Former Chief Executive Officer         2001        83,462            0           --           0       430,000           0

John Prior                             2002       270,000      122,850           --           0             0       1,662
President, Specialty                   2001       210,915        3,240           --      86,800        20,000       3,400
Healthcare Services                    2000       194,250      120,940           --           0       150,000       3,400

William Tella                          2002       235,461      200,000           --           0       100,000         778
President, Specialty                   2001       187,000        2,244           --      43,400             0       2,878
Pharmaceutical Services                2000       177,113       93,555           --           0       110,000       3,400

Nancy Lanis(7)                         2002       200,000      171,200           --           0       100,000       2,086
Senior Vice President,                 2001        96,154       15,000           --           0        50,000           0
General Counsel and
Secretary

Thomas Axmacher(8)                     2002       168,539      130,000           --           0        25,000       1,279
Senior Vice President                  2001       147,392        1,470           --           0        10,000       3,400
and Chief Financial Officer

Anthony Leiker(9)                      2002       270,263        7,500           --           0             0     286,950(10)
President, eBioCare.com                2001       259,615            0           --           0       200,000           0


(1) Amounts shown for 2002 represent discretionary bonuses awarded with respect to particular achievements during 2002 and bonuses paid under the Company's Incentive Compensation Plan. Amounts shown for 2000 and 2001 represent awards under the Company's Incentive Compensation Plan for the fiscal year indicated. All such awards are actually paid in the fiscal year immediately following the year for which the award is made.

(2) Amounts paid did not exceed the lesser of $50,000 or ten percent (10%) of salary and bonus for any of the named individuals.

(3) The number of shares of restricted stock awarded were as follows: Mr. Prior 10,000 shares in 2001; Mr. Tella 5,000 shares in 2001. The value of such shares is calculated using the closing price for the Company's Common Stock on the date of the award (i.e., $8.68 for 2001 awards). As of December 31, 2002, an aggregate of 43,000 shares of restricted stock were held by the named executive officers with an aggregate value of $741,750 based on the closing price on that date. One third of the shares covered by the 2001 restricted stock awards vest after one year with the balance of each award vesting thereafter in eight equal quarterly installments following the initial vesting date. The recipients of these restricted stock awards are entitled to receive any dividends declared with respect to the restricted shares.

(4) Except as otherwise noted, all amounts represent Company matching contributions to its 401(k) plan.

(5) Mr. Feshbach was hired as Interim Chief Executive Officer of the Company in March 2002 and was hired as Chief Executive
         Officer of the Company in July 2002.

(6) Mr. Blackford was hired as Chief Executive Officer of the Company in September 2001. Mr. Blackford was given notice of termination of his employment in March 2002, effective in April 2002.

(7)      Ms. Lanis was hired as an executive officer in June 2001.

(8)      Mr. Axmacher became an executive officer in March 2001.

(9) Mr. Leiker became an executive officer in March 2001. Mr. Leiker terminated his employment with the Company in January 2003.

(10) Includes a severance payment of $285,677 paid to Mr. Leiker in February 2003 in accordance with the terms of his employment agreement.

Stock Option Tables

         The following tables summarize stock option grants and exercises during 2002 to or by the named executive officers, and the value of the options held by such persons at the end of 2002.

                          Option Grants in Fiscal 2002

                                                                                               Potential Realizable Value
                                                                                               at Assumed Annual Rates of
                                                                                                Stock Price Appreciation
                                                    Individual Grants                               for Option Term
                              --------------------------------------------------------------  -----------------------------
Name                            Number of        % of Total
                               Securities         Options
                               Underlying        Granted to
                                 Options         Employees       Exercise
                                 Granted         in Fiscal        Price         Expiration
                                 (#)(1)             Year          ($/Sh)          Date           5% ($)         10% ($)
--------------------------------------------    -------------  -------------  --------------  -------------  --------------

Mr. Feshbach                         50,000(2)           2.2%          9.69       3/19/2012        305,235         770,355
                                    300,000(3)          13.1%         14.08       6/05/2012      2,661,120       6,716,160

Mr. Blackford                             0               --             --              --             --              --

Mr. Prior                                 0               --             --              --             --              --

Mr. Tella                           100,000              4.4%          9.25       3/13/2012        582,750       1,470,750

Ms. Lanis                            75,000              3.3%         19.55       1/18/2012        923,738       2,331,338
                                      5,000              0.2%          9.25       3/14/2012         29,138          73,538
                                     20,000              0.9%         12.05       4/23/2012        151,830         383,190

Mr. Axmacher                         25,000              1.1%         17.15       1/10/2012        270,113         681,713

Mr. Leiker                                0               --             --              --             --              --


(1) Except as otherwise noted, the options become exercisable after one year with respect to one-third of the shares with the balance of the shares becoming exercisable in equal installments on the last day of each of the eight successive three-month periods following the initial exercisability date.

(2) Represents options awarded to Mr. Feshbach at the commencement of his employment as the Company's Interim Chief Executive
         Officer.

(3) Represents options awarded to Mr. Feshbach at the commencement of his employment as the Company's Chief Executive Officer. These options became exercisable as to one-fifth immediately, one-fifth after one year and thereafter in equal installments at the end of the next eight successive three-month periods.


                         Option Exercises in Fiscal 2002
                                       and
                           Value at End of Fiscal 2002

                       Shares                      Number of Securities
                      Acquired                     Underlying Unexercised               Value of Unexercised
                         on         Value               Options at                    In-the Money Options at
                     Exercise     Realized         Fiscal Year End (#)                 Fiscal Year End ($)
Name                    (#)          ($)          Exercisable/Unexercisable           Exercisable/Unexercisable(1)
-------------------  -----------  ---------------------------------------------  ----------------------------------

Mr. Feshbach             49,559      575,029          121,987/315,509                     910,167/ 1,437,335

Mr. Blackford           100,000(2)   840,000                0/      0                           0/        0

Mr. Prior               118,500    1,293,188          102,483/101,268                     816,807/ 482,134

Mr. Tella               100,447    1,120,257           54,323/121,680                     483,936/ 1,054,007

Ms. Lanis                 5,000      (11,500)          20,835/124,165                     231,685/ 307,315

Mr. Axmacher             24,000      284,256           43,618/37,007                      303,813/ 142,518

Mr. Leiker               66,666      769,992                0/133,334                           0/ 1,540,008


(1) Calculation is based on the difference between the closing price of the Common Stock on December 31, 2002 and the exercise price of the options for each optionee.

(2) The vesting of 86,667 of the shares acquired by Mr. Blackford in this exercise were subject to a condition which was not satisfied due to his departure from the Company in April 2002.

Employment and Other Agreements

         Each of Messrs. Feshbach, Tella, Prior, Axmacher and Ms. Lanis (the "Officers") has an employment agreement with the Company (an "Employment Agreement"). Except as noted, the Employment Agreements are on substantially identical terms. Under the Employment Agreements, each Officer receives an annual base salary and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The annual base salary of each of the Officers under his or her Employment Agreement as of December 31, 2002 was Mr. Feshbach ($400,000), Mr. Tella ($250,000), Mr. Prior ($270,000), Mr. Axmacher ($175,000) and Ms. Lanis ($200,000). In addition, Ms.
Lanis received a one-time signing bonus of $15,000 under the terms of her Employment Agreement The salary under the Employment Agreements is subject to annual review and increase by the Compensation Committee. Each Employment Agreement has an initial term of one year and renews automatically for additional one-year periods unless notice of termination is given at least three months prior to renewal.

         The Company may terminate the Employment Agreement at any time with or without cause upon 30 days' prior written notice to the Officer, and the Officer may terminate the Employment Agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the Employment Agreement without cause prior to a change of control (defined below) or elects not to renew, the Officer will be entitled to receive a lump sum severance payment equal to the Officer's then current base salary plus the arithmetic average of payments made to the Officer pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's stock option plan, any unvested stock option awards that would have vested during the twelve-month period following the date of termination shall vest and become immediately exercisable in full. If the Employment Agreement is terminated (or not renewed) by the Company without cause or by the Officer for good reason during the twelve-month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), the Officer shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to the Officer pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's stock option plan any unvested stock option awards shall vest and become immediately exercisable in full. The Employment Agreement also restricts the Officer from competing with the Company under certain circumstances during the Officer's employment with the Company and for a period of two years thereafter.

         On September 17, 2001, the Company entered into an employment agreement with Mr. Blackford. Under the employment agreement, Mr. Blackford was entitled to receive an annual base salary of $350,000 and to participate in any incentive compensation program in effect from time to time for executives of the Company. In addition, the Company agreed to grant Mr. Blackford options for the purchase of 380,000 shares of the Company's common stock. The employment agreement had an initial term of one year and renewed automatically for additional one-year periods unless notice of termination was given at least three months prior to renewal. The Company could terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Blackford, and Mr. Blackford could terminate the employment agreement at any time upon 60 days' prior written notice to the Company. In the event the Company terminated (or elected not to renew) the employment agreement without cause, or in the event Mr. Blackford terminated the agreement due to a breach by the Company, prior to a change of control, Mr. Blackford would be entitled to receive a lump sum severance payment equal to Mr. Blackford's then current base salary plus, subject to certain conditions, an amount equal to between 25% and 50% of his then current base salary. If the employment agreement was terminated (or not renewed) by the Company or by Mr. Blackford, for any reason, during the period following a change in control, Mr. Blackford would be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus, subject to certain conditions, an amount equal to between 25% and 50% of his then current base salary. In addition, to the extent not otherwise required under the Company's stock option plan or any award agreement with Mr. Blackford, any unvested stock option awards would vest and become immediately exercisable in full after a change in control. Mr. Blackford's employment with the Company was terminated in March 2002. Pursuant to the terms of a separation agreement and mutual release executed with the Company in April 2003, the Company has agreed to pay Mr. Blackford $539,000 in severance, bonus and vacation benefits, and to allow him to retain 63,333 of the 150,000 shares of Company common stock issued to him upon the exercise of options subject to certain vesting requirements. Mr. Blackford has agreed to forfeit 86,667 shares of Company common stock issued to him upon exercise of options which shares were subject to vesting requirements that were not satisfied due to his termination. Mr. Blackford has also agreed to pay approximately $298,000 in principal and interest to the Company to repay the portion of his outstanding loans that related to the shares he is being allowed to retain. For additional information regarding these loans, see "Certain Transactions." Mr. Blackford may rescind the separation agreement and mutual release at any time prior to May 1, 2003.

         In connection with the acquisition of eBioCare.com, Inc. in March 2001, Mr. Leiker entered into an employment agreement with the Company. Under the employment agreement, Mr. Leiker initially received an annual salary of $270,000 and was entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement was subject to annual review and increase by the Compensation Committee. The employment agreement had an initial term of three years and renewed automatically for additional one-year periods unless notice of termination was given at least three months prior to renewal. The Company could terminate the employment agreement at any time, if such termination were for cause, or, if for any reason other than for cause, upon 30 days' prior written notice to Mr. Leiker, and Mr. Leiker could terminate the employment agreement at any time without notice or, if the termination were for good reason, upon 60 days' prior written notice to the Company. In the event the Company terminated the employment agreement without cause, or elected not to renew, prior to a change of control, Mr. Leiker would be entitled to receive a lump sum severance payment equal to Mr. Leiker's then current base salary plus the arithmetic average of payments made to Mr. Leiker pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurred. In addition, to the extent not otherwise required under the Company's stock option plan, any unvested stock option awards that would have vested during the twelve-month period following the date of termination would vest and become immediately exercisable in full. If the employment agreement were terminated, or not renewed, by the Company without cause or by Mr. Leiker for good reason during the twelve-month period immediately following a change in control (or was terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. Leiker would be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Mr. Leiker pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurred. In addition, to the extent not otherwise required under the Company's stock option plan any unvested stock option awards would vest and become immediately exercisable in full. The employment agreement also restricts Mr. Leiker from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter. Mr. Leiker terminated his employment with the Company in January 2003.

         The options held by the executive officers of the Company provide for the acceleration of vesting of the options upon a change in control of the Company. For the purpose of these options, the term "change in control" includes
(i) a sale of substantially all of the Company's assets; (ii) the acquisition of more than 50% of the outstanding Common Stock; (iii) a reorganization of the Company in which the holders of Common Stock of the Company receive stock in another company; (iv) a merger of the Company with another company in which there is a 50% or greater change in the ownership of the Common Stock of the Company as a result of such merger; (v) any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; (vi) in the event that the Common Stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of 50% or more of the then outstanding Common Stock, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for 50% or more of the then outstanding Common Stock; (vii) a change in the members of the Board of Directors such that a majority of the Board of Directors was not recommended by the Board of Directors for election by the shareholder; (viii) and any other transaction in which there is a sufficient change in the share ownership of the Company to change the effective control of the Company.

                              CERTAIN TRANSACTIONS

         In December 2001 and January 2002, in order to encourage the executive officers of the Company to increase their equity stake in the Company, the Board of Directors offered to accelerate the exercisability of certain options held by executive officers (provided that the underlying shares could not be sold until such time, if any, as the option would have become exercisable under its original terms) and to provide the directors and officers with loans to cover 80% of the aggregate exercise price of any options they elected to exercise. Under this program, in December 2001 Mr. Blackford borrowed $354,000 and Mr. Maudlin borrowed $133,683. In 2002, Mr. Blackford borrowed an additional $708,000, Dr. Auerbach borrowed $77,495, Mr. Prior borrowed $600,870, Mr. Tella borrowed $489,958, Ms. Lanis borrowed $78,200, Mr. McKinley borrowed $245,345, Mr. Axmacher borrowed $103,795 and Mr. Leiker borrowed $303,997 to fund 80% of the exercise price of certain options. All of these loans bear interest at an annual rate of 2.46% and mature three years from the date of origination, provided that, to the extent that any of the shares acquired pursuant to the exercise of the related option are sold, the proceeds of that sale must be used to repay the principal and interest due on the loan. Except for the loan to Mr. Leiker which was repaid in January 2003, none of these loans has been repaid.

                                PERFORMANCE GRAPH

         The graph below compares the cumulative total return on the Company's Common Stock during the five year period ended December 31, 2002 with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Health Services Index (assuming the investment of $100 in each vehicle on January 1, 1998 and reinvestment of all dividends).

                      COMPARISON OF CUMULATIVE TOTAL RETURN
       NASDAQ US STOCKS, CURATIVE COMMON & NASDAQ HEALTH SERVICES INDICES

        Curative Health           NASDAQ                  NASDAQ
        Services, Inc.            U.S. Stocks             Health Services
---------------------------------------------------------------------------
1998    100.000                    100.000                  100.000
1999     22.464                    253.451                   70.052
2000     16.116                    152.921                   96.161
2001     39.130                    121.318                  103.967
2002     50.000                     83.874                   89.583

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee (formerly known as the Compensation and Stock Option Committee) of the Board of Directors (the "Committee") is responsible for reviewing the performance of the Company's executive officers and establishing their compensation, including base salary, bonus incentive compensation and other benefits, if any, as well as grants to executive officers and other employees of long-term compensation incentives in the form of stock options pursuant to the Company's stock incentive plans. The Committee also makes recommendations as to compensation policies for the overall Company. The Committee is composed of three independent, non-employee directors. The key objectives of the Committee in administering executive compensation are the following:

o Aligning the economic interests of executive officers with both the short-and long-term interests of shareholders.

o Motivating executive officers to undertake strategic business initia-tives and rewarding them for the successful development and implementa-tion of those initiatives.

o Attracting and retaining key executive officers who will contribute to the long-term success of the Company.

         At present, there are three main components of compensation for executive officers: base salary, short-term incentive compensation in the form of annual bonuses and long-term incentive compensation in the form of stock options.

Base Salary

         The Committee sets base salaries for executive officers (including the Chief Executive Officer) with reference to the specific responsibilities of the executive officer, his or her experience in the industry, his or her performance, and other competitive factors. The Committee reviews each executive officer's base salary annually and makes appropriate adjustments depending upon industry trends in executive salaries, Company financial and operating performance, and such individual's performance and contribution to the Company's growth and success. In 2002, Mr. Feshbach recommended, and the Committee approved, base salary increases for two executive officers to reflect promotions. As a result, the base salaries of the Company's executive officers (other than the Chief Executive Officer) generally increased for the year ended December 31, 2002 by an average of approximately 8.5 percent over their base salaries for the prior year.

         The Committee's decisions during 2002 regarding base compensation for the chief executive officer reflected several transitions in the persons holding this office. In March 2002, the Company terminated the employment of Mr. Blackford, who had served as the Company's Chief Executive Officer since September 2001, and hired Mr. Feshbach as the Company's Interim Chief Executive Officer. Mr. Feshbach's retainer of $20,000 per month for serving as Executive Chairman of the Board was increased to a salary of $35,000 per month upon becoming a full-time employee of the Company. As part of the selection process to hire a Chief Executive Officer, the Company engaged an independent consulting firm to conduct an analysis of chief executive officer compensation. In performing its analysis, the consulting firm conducted a review of the Company's compensation policies and practices with respect to its other executive officers and a review of chief executive officer compensation of companies competing in the same industry as the Company, and comparable in size and revenue to the Company. In July 2002, Mr. Feshbach was hired as the Company's Chief Executive

Officer. Under the employment agreement executed with Mr. Feshbach, he was entitled to an annual base salary of $400,000 for 2002. Based on the consulting firm's analysis, this amount was deemed to be competitive in comparison to the compensation paid to the chief executive officers of comparable companies. In determining Mr. Feshbach's base salary compensation, the Committee also considered Mr. Feshbach's experience and prior performance at the Company.

Bonus Incentive Compensation

         The executive officers of the Company (including the Chief Executive Officer) participate in the Company's Annual Bonus Compensation Program, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company equal to a predetermined percentage of such officer's base salary, based on achievement of Company operating earnings goals, business unit performance and individual performance milestones.

         At the beginning of the fiscal year of the Company, the Committee approves pre-determined percentages of the executive officers' base salary that will be paid in the form of a cash bonus if the Company achieves certain targeted earnings goals as approved by the Committee. In addition, at the beginning of each fiscal year the Committee establishes certain operational milestones for the Company related to patient satisfaction results, sales and profit margin measurements, the achievement of healing outcomes of patients treated at the wound care programs, and other meaningful corporate goals which the Company's Specialty Pharmacy and Specialty Healthcare Services units might expect to accomplish in such fiscal year, and individual milestones for each officer. The Committee also establishes specified percentages of the executive officers' base salaries that will be paid in relation to the achievement of individual milestones. The earnings goals and the special milestones established by the Committee will permit the executive officers, except the Chief Executive Officer, to earn between fifty and seventy percent of their base salary, depending on an officer's position, in the form of a cash bonus. The executive officers' actual bonuses are awarded and paid in the following fiscal year once the Company's financial results and milestone achievements for the prior fiscal year have been finally determined.

         For 2002, the Company achieved the operating earnings expectations and, as a result, the officers of the Company earned 100 percent payout potential for the operating earnings portion of the program. Additionally, the executive officers, except the Chief Executive Officer, achieved from zero to 100 percent of the individual milestones that were deter mined for the year. The executive officers, except the Chief Executive Officer, on average were awarded 58 percent of their base salary in the form of cash bonus compensation related to the operating earnings and milestone achievements for 2002. Approximately 76 percent related to the achievement of operating earnings goals and 24 percent related to the accomplishment of special milestones. In addition, Mr. Tella and Mr. Axmacher were each awarded aggregate bonuses of $25,000 for their efforts in connection with acquisitions consummated by the Company in 2002, and Ms. Lanis was awarded an aggregate bonus of $25,000 for her efforts in connection with acquisitions consummated by the Company in 2002 and other special situations.

         Mr. Feshbach was awarded a bonus for 2002 of $333,333 in accordance with the Company's Annual Bonus Compensation Program, pursuant to which he was eligible to earn a cash bonus equal to 100 percent of his base salary if the Company achieved certain targeted earnings goals approved by the Committee. Mr. Feshbach earned 100 percent payout potential based on achievement of Company operating earnings goals, which were met for 2002. In accordance with the terms of his employment agreement, the amount of Mr. Feshbach's bonus was based on the prorated base salary he earned in 2002 during the period he served as Chief Executive Officer.

Stock Options and Restricted Stock Awards

         Although the Committee did not make an across the board grant of options to the executive officers during 2002, it did grant options to various officers for specific reasons. Mr. Tella was awarded options to purchase 100,000 shares in connection with his promotion in 2002 to President of the Specialty Pharmacy Services business unit, and Ms. Lanis was awarded options to purchase 100,000 shares of the Company's common stock to make parity adjustments in relation to other executive officers and for her performance in resolving governmental investigations and other matters. In addition, Mr. Axmacher was granted options to purchase 25,000 shares of the Company's common stock in recognition of his special efforts in connection with acquisitions consummated by the Company in 2002. Mr. Feshbach was granted options to purchase 50,000 shares of the Company's common stock upon commencement of his employment as Interim Chief Executive Officer and options to purchase 300,000 shares of the Company's common stock upon commencement of his employment as Chief Executive Officer of the Company. The number options granted to the Chief Executive Officer was derived based on a peer company compensation analysis performed by an independent consulting firm engaged by the Company. The Committee did not award shares of restricted stock in 2002.

         In January 2003, the Committee engaged an independent outside consulting firm to examine the Company's annual stock option grant process. In February 2003, the report of this consultant was presented to the Committee. The Committee intends to refer to and rely on this report in connection with its stock option grant decisions for 2003.

Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code of 1986, as amended, sets a $1.0 million limit on the amount of deductible compensation that can be paid in any year to an executive officer of the Company. "Qualified performance-based compensation" (as defined under Section 162(m)) is excluded from the calculation of this $1.0 million limit. Although the Committee does not believe that the annual compensation for 162(m) purposes for any of the Company's executive officers will exceed $1.0 million in 2002, the Company has taken the necessary steps to allow stock options granted under the 2000 Stock Incentive Plan to qualify as "qualified performance-based compensation" and so be excluded from this calculation.

Members of the Compensation Committee:

Daniel E. Berce, Chairman
Paul S. Auerbach, M.D., Member
Timothy I. Maudlin, Member

                             AUDIT COMMITTEE REPORT

         The Audit Committee oversees the Company's internal controls and financial reporting process on behalf of the Board of Directors. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board of Directors. The written charter, as amended in 2002, is attached as Appendix A to this proxy statement. The Audit Committee recommends to the Board of Directors the appointment of the Company's independent auditors.

         Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the Company's financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

         In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

         The Company's independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm's independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants' independence.

         Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Daniel E. Berce, Chairman
Lawrence P. English, Member
Timothy I. Maudlin, Member

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of Common Stock of the Company as of March 31, 2003 with respect to (1) each person who owned of record or was known by the Company to own beneficially more than five percent of the issued and outstanding shares of Common Stock, (2) each director, (3) each named executive officer, and (4) all directors and current executive officers as a group.

                                                                                                 Percentage of
                                                               Amount and Nature                 Common Stock
Name and Address                                            of Beneficial Ownership               Outstanding
------------------------------------------------------     --------------------------      --------------------------
Kennedy Capital Management, Inc......................                        638,950(1)              5.3%
   10829 Olive Boulevard
   St. Louis, MO 63141

Joseph L. Feshbach...................................                        367,314(2)              3.0%

Paul S. Auerbach, M.D................................                         71,156(3)                *

Daniel E. Berce......................................                         86,742(3)                *

Lawrence P. English..................................                        116,990(3)                *

Timothy I. Maudlin...................................                        201,678(3)(4)           1.6%

Gerard Moufflet......................................                        166,881(3)             1.36%

John C. Prior........................................                        292,201(3)             2.37%

William C. Tella.....................................                        191,018(3)             1.55%

Nancy F. Lanis.......................................                         62,505(3)                *

Thomas Axmacher......................................                        114,515(3)                *

Anthony Leiker.......................................                         66,654(3)                *

Gary Blackford.......................................                         13,333                   *

All directors and current executive officers as
a group (12 persons).................................                      1,855,505(3)            14.02%

--------------------------------------------
*        Ownership does not exceed 1%

(1) Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 18, 2003.

(2)      Includes 219,659 shares held in trust.

(3) The number of shares shown in the table with respect to the following persons and group, includes the indicated number of shares which are issuable upon exercise of options exercisable within 60 days of March 31, 2003 ("currently exercisable options"): Mr. Feshbach, 147,655 shares; Dr. Auerbach, 58,156 shares; Mr. Berce, 86,742 shares; Mr. English, 86,990 shares; Mr. Maudlin, 59,159 shares; Mr. Moufflet, 47,658 shares; Mr. Prior, 119,981 shares; Mr. Tella, 96,830 shares; Ms. Lanis, 57,505 shares; Mr. Axmacher, 82,620 shares; Mr. Leiker, 66,654 shares; and all directors and current executive officers as a group, 940,789 shares.

(4) Includes 36,700 shares owned by Mr. Maudlin's spouse. Mr. Maudlin disclaims beneficial ownership of the shares owned by his spouse.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than ten percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and ten percent or more beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports filed. Based solely on a review of the copies of such forms and certain representations, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent shareholders were in compliance, except that a September 2002 Form 3 filing for Ms. LeDell was inadvertently omitted at the time such filing was due.

                                   PROPOSAL #2
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Appointment of Auditors

         The Board of Directors has appointed Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2003. A proposal to ratify that appointment will be presented at the Meeting. Ernst & Young LLP has served as the Company's independent auditors since September 1986. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Audit Fees

         Audit fees billed or expected to be billed to the Company by Ernst & Young LLP for the audit of the Company's financial statements for 2002, reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for 2002 and acquisition related audit services totaled $300,000.

         Audit related fees, which primarily consisted of SEC Registration Statement work, totaled $67,000.

Financial Information Systems Design and Implementation Fees

         During 2002, the Company did not incur and was not billed by Ernst & Young LLP for any services relating to the design and implementation of financial information systems.

All Other Fees

         Fees billed or expected to be billed to the Company by Ernst & Young LLP for all other services provided during 2002, including tax-related services, billing compliance review services, and executive compensation matters, totaled $207,000.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

                                  OTHER ACTION

         The Board of Directors of the Company is not aware at this time of any other matters which will be presented for action at the Meeting. However, if any matters other than those referred to above properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the 2004 Annual Meeting of the Shareholders of the Company and included in the Proxy Statement and form of Proxy relating to that meeting must be received by the Company no later than December 31, 2003 in order to qualify for such inclusion. If the Company does not receive notice before March 29, 2004 of any other shareholder proposal intended to be presented at the 2004 Annual Meeting but not included in the Proxy Statement and form of Proxy relating to that meeting, then the persons named in the Proxy solicited by the Board for that meeting will be allowed to exercise discretionary voting power to vote on that proposal.

                          NO INCORPORATION BY REFERENCE

         The information under the headings "Performance Graph," "Compensation Committee Report on Executive Compensation" and "Audit Committee Report" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

                             SOLICITATION STATEMENT

         The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries have been requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith. In addition, the Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies, and has agreed to pay such firm approximately $5,500, plus reasonable expenses incurred, for its services.

Hauppauge, New York                         By Order of the Board of Directors
April 29, 2003
                                            /S/ Nancy F. Lanis

                                            Nancy F. Lanis
                                            Secretary

                                                                     APPENDIX A

                         CURATIVE HEALTH SERVICES, INC.
                             AUDIT COMMITTEE CHARTER
                     (as amended through December 11, 2002)


Purpose

The purpose of the Audit Committee (the "Committee") is (i) to provide assistance to the Board of Directors (the "Board") of Curative Health Services, Inc. (the "Company") in the oversight of (a) the integrity of the Company's financial statements, (b) the Company's compliance with financial reporting and other Securities and Exchange Commission ("SEC") and listing exchange legal and regulatory requirements, (c) the independence, qualifications and performance of the Company's internal and external auditors, and (d) the adequacy of the Company's internal controls; and (ii) to prepare the report that the rules of the SEC require be included in the Company's annual proxy statement.

Membership

The Committee shall consist of at least three directors of the Company, the specific number of such members to be determined from time to time by the Board. The members of the Committee shall be nominated by the Governance Committee of the Board, and appointed by and serve at the discretion of the Board.

Each member of the Committee shall be independent of the management of the Company and free of any relationship that, in the reasonable judgment of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member, considering applicable legal and regulatory requirements in effect from time to time. Each member of the Committee shall have a basic understanding of finance and accounting and be able to read and understand financial statements. At least one member of the Committee shall have accounting or related financial management expertise, in accordance with applicable legal and regulatory requirements.

Operating Principles

The Committee shall fulfill its responsibilities with the following aims in mind: (i) to facilitate and maintain free and open means of communications among the Board, the Committee, the independent auditors, any individual performing significant internal audit functions and the management of the Company; (ii) to keep the Committee's policies and procedures flexible in order to react to changing conditions; and (iii) to assure the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities, in addition to any other duties and responsibilities prescribed by the Board from time to time:

o Review and reassess the adequacy of this charter annually, recommend any proposed changes to the Board for approval, and have the charter published at least every three years in accordance with the regulations of the SEC.

o Select and engage independent auditors for the Company and approve the scope of the independent auditors' annual examination of the Company.

o Approve in advance any engagement of the independent auditors to provide audit or non-audit services to the Company.

o Meet annually with the independent auditors and management of the Company prior to the audit to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

o Review with the independent auditors and financial and accounting personnel, the adequacy, effectiveness and integrity of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls are needed to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

o Review with management their certifications required regarding the integrity of financial statements and information contained in periodic reports of the Company, and the procedures and processes constituting disclosure controls or otherwise supporting the certification process.

o Review with management and the independent auditors the Company's quarterly and annual releases of earnings, the Company's quarterly and annual financial statements, and the forms of 10Q and 10K filings (including the Management Discussion and Analysis portions), all prior to filing or distribution, and review whether the findings in connection with such releases and filings are consistent. Such review shall also include discussions with management and the independent auditors of significant issues regarding accounting principles, practices and judgments, any significant changes to the Company's accounting principles, and any items required to be communicated by or to the independent auditors.

o Meet with the independent auditors at least once each quarter without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting and auditing personnel, internal controls, and the cooperation that the independent auditors received during the course of their most recent review or audit of the Company's financial statements.

o Review and approve in advance any agreement, transaction or other arrangement between the Company and any related party which would be reportable pursuant to Item 404 of Regulation S-K.

o Review the resources allocated, activities, organization structure, appointment, qualifications, performance and replacement of any individual performing significant internal audit functions.

o Review significant reports prepared by any individual performing significant internal audit functions together with management's response and follow-up to these reports.

o On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and any significant inquiries received from regulators or governmental agencies.

o Provide procedures for the receipt, retention and treatment of complaints regarding the Company's accounting practices, internal accounting controls or auditing matters, including a procedure for the confidential and anonymous submission to the Audit Committee by employees of the Company of concerns regarding questionable accounting or auditing matters.

o Investigate any matter brought to the attention of the Committee within the scope of its duties, with the power to consult with and retain outside legal, accounting and other experts for this purpose if, in the judgment of the Committee, that is appropriate.

o Prepare the annual report to shareholders required by the rules of the SEC to be included in the Company's annual proxy statement.

Committee's Relationship with Independent Auditors and Any Individual Performing Significant Internal Audit Functions

o The independent auditors, in their capacity as independent public accountants, shall report directly to the Committee.

o The independent auditors shall report all relevant issues to the Committee responsive to agreed-on Committee expectations. In executing its oversight role, the Committee shall review the work of the external auditors.

o The Committee shall annually review the performance (effectiveness, objectivity and independence) of the external auditors. The Committee shall ensure the receipt of a formal written statement from the independent auditors delineating all relationships between the auditors and the Company, consistent with Independence Standards Board Standard 1. Additionally, the Committee shall discuss with the independent auditors relationships or services that may affect the auditors' objectivity or independence. If the Committee is not satisfied with the auditors' assurances of independence, it shall take appropriate action to ensure the independence of the Company's external auditors.

o If either the external auditors or an individual performing significant internal auditing functions identify significant issues relating to matters within the scope of the Committee's responsibilities that have been communicated to management but, in their judgment, have not been adequately addressed, they should communicate these issues to the Committee chairperson.

Meetings

It is anticipated that the Committee will meet at least five times each year.

Minutes

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

Reports

The Committee will regularly report to the Board of the Company regarding (i) all determinations made or actions taken pursuant to its duties and responsibilities, as set forth above, and (ii) any recommendations of the Committee submitted to the Board for action.